EXHIBIT 10.5

Cellular Biomedicine Group

[_____________]

To:   [__________]

Re:    Cellular Biomedicine Group Board of Directors – Appointment Letter

Dear [___________]:

We are pleased to offer you a director position on our Board of Directors.  As discussed, Cellular Biomedicine Group Ltd., a British Virgin Islands corporation (“CBMG”) is merging with EastBridge Investment Group Corp. (OTCQB: EBIG) (“EastBridge”) to form a combined company in Delaware to be named “Cellular Biomedicine Group, Inc.” (the “Company”).  The merger is expected to be consummated on or around January 22, 2013.

The purpose of the board of directors of the Company (the “Board”) is to manage and direct the property, affairs and business of the Company.  The Board plans to meet approximately once per calendar quarter, or as circumstances may require.

Should you chose to accept this position as a member of the Board, this letter shall constitute an agreement between you and the Company, effective on the date of closing of the merger (“Effective Date”), and this letter agreement contains all the terms and conditions of your service as a director.

1.           Term.  The Company's Board of Directors shall consist of three classes (Class I, Class II, and Class III), each with staggered terms.  You agree to be appointed as a Class [I][II][III] director, which class shall have an initial [_____] (_) year term ending on the date of the annual stockholders meeting of the Company occurring in 2016, and when your successor Class [___] director is duly elected and qualified.  The position shall be open for election once every three years at the Company’s annual meeting of stockholders occurring at such three-year interval.  If you are re-elected to any additional term as director, the terms and provisions of this agreement shall remain in effect.

Board of Directors Offer Letter

2.           Services and Compensation.  You agree to render services required as a director on the Company’s Board of Directors, the responsibility and function of which is to manage and direct the Company’s business, property and affairs (hereinafter your “Duties”).  You further agree to consult with other members of the Board at meetings held no less frequently than once per calendar quarter in locations and times designated by the Chairman of the Board of Directors.  The Board is also pleased to designate you as a member of the Audit Committee, and you agree to serve on such committee as Audit Committee Chairman, subject to the Board’s routine qualification procedure.  You may be appointed by the Board or Chairman to serve on other committees (such as Compensation and/or Nominating), and you agree to serve on those committees if appointed.  In consideration for your services as a member of the Board and Chairman of the Audit Committee, the Company agrees to pay you USD $30,000 per year (pro rated daily based on a 360 day year for any portion of the year should you serve for less than a full term).  In addition as a non-employee director you will be eligible to receive an option grant under the Company’s 2011 Equity Incentive Plan, and receive an award which shall vest monthly or quarterly (as the case may be in the definitive option agreement), over a three year period of continuous service (the cash compensation plus any option grant is referred to as the “Annual Compensation”).  The number of shares of common stock under your incentive stock option award is subject to review and confirmation by the Chairman of the Board of Directors and/or Compensation Committee, however at this time we anticipate that the number of shares under your initial option grant shall constitute up to 0.1% of the total outstanding number of shares of the combined Company post-merger.  The Annual Compensation shall be paid in accordance with the Company’s general practices as determined by the Board of Directors.  In the event of a subdivision of the outstanding common stock or a combination or consolidation of the outstanding common stock into a lesser number of shares, the incentive stock option portion of the Annual Compensation referenced above shall automatically be adjusted proportionately. Your compensation as a director in any future periods is subject to the determination of the Board of Directors and/or Compensation Committee, and may differ from year to year, and may differ in subsequent terms should you be re-elected to serve additional terms on the Board.

2.           Expenses.  The Company agrees to reimburse you for all reasonable documented out-of-pocket expenses that you incur in order to attend meetings of the board of directors, and any other expenses approved in advance in writing by the Company.

4.           Services for Others.  You shall be free to represent or perform services for other persons during the term of this agreement.  However, you agree that you do not presently perform and do not intend to perform, during the term of this agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

5.           No Assignment.  Because of the personal nature of the services to be rendered by you, this agreement may not be assigned without the prior written consent of the Company.

6.           Confidential Information; Non-Disclosure.  In consideration of your access to the premises and/or certain Confidential Information of the Company, in connection with your business relationship with us, you hereby represent and agree as follows:

Board of Directors Offer Letter

a.           Definition.  For purposes of this agreement the term “Confidential Information” means:

i.            Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.           Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.          By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, protocols, methods, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.           Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

i.            Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you;

ii.           Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.          Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.           Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same, nor will you use any of the same except as necessary in connection with executing your Duties as a member of the Board.  In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company to possess such material.  In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand or upon termination of this agreement.

Board of Directors Offer Letter

d.           No Disclosure.  You agree that you will hold in strict trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of his business relationship with the Company.  You further agree that the provisions of this Section 6 shall survive termination of this agreement for three (3) years after the date of termination.

7.           Entire Agreement; Amendment; Waiver.  This agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this agreement may be amended and observance of any term of this agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this agreement.  The failure of any party at any time to require performance by any other party of any provision of this agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement.

[Remainder of Page Left Blank Intentionally]

Board of Directors Offer Letter

The Agreement has been executed and delivered by the undersigned on the date set forth below, and shall be deemed effective as of the Effective Date.

Sincerely,

CELLULAR BIOMEDICINE GROUP LTD.

By:
Steven Liu
Chairman and Chief Executive Officer

EASTBRIDGE INVESTMENT GROUP CORP.

By:
Keith Wong
Chief Executive Officer

AGREED AND ACCEPTED:

[Name]

Date:

Board of Directors Offer Letter